EXHIBIT 99.1

Community West Bancshares Amends Offering

GOLETA, Calif., July 7, 2010 (GLOBE NEWSWIRE) -- Community West Bancshares (Nasdaq:CWBC), parent company of Community West Bank, today announced that it has extended the Expiration Date of its public offering of $8.0 million of convertible subordinated debentures from 5:00 p.m. Pacific Time on July 9, 2010 to 5:00 p.m. Pacific Time on August 8, 2010.

A registration statement relating to these securities has been filed and declared effective with the SEC (File No. 333-165817) and a copy of the prospectus relating to the offering is on file with the SEC.  A supplement to the prospectus relating to the extension of the expiration date of the public offering will be filed with the SEC shortly.

Before investing, prospective investors should read the prospectus for more complete information about the Company and the offering.  Copies of the prospectus and the prospectus supplement may be obtained without charge by visiting EDGAR on the SEC website at www.sec.gov, the Company's website at www.communitywest.com or by contacting the information agent for the offering, Georgeson Inc., 199 Water Street - 26th Floor, New York, New York 10038, at (866) 203-9357, Monday through Friday (except bank holidays), between 9:00 a.m. and 11:00 p.m., Eastern Time, and on Saturday between 10:00 am-4:00 p.m. Eastern Time.

This press release is for informational purposes only and shall not constitute an offer to sell nor a solicitation of an offer to buy any securities of Community West Bancshares in any state or jurisdiction, nor shall there be a sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction or an exemption therefrom.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village.  The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations.  These forward-looking statements are based on information currently available to the Company as of the date of this release.  It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT:  Community West Bancshares
          Lynda J. Nahra, President & CEO
          805.692.5821
          www.communitywestbank.com